Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY	CONTACT: Michael J. Valentine
Chief Financial Officer
847-214-4509

FOR IMMEDIATE RELEASE

THURSDAY, AUGUST 20, 2015

Fourth Quarter EPS Increased by 27.1% to a Fourth Quarter Record $0.75 per Share Diluted

Quarterly Comparison Overview:

•	Net sales increased by 9.3%

•	Sales volume was relatively unchanged

•	Gross profit increased by 1.8%

•	Net income increased by 28.2%

Elgin, IL, August 20, 2015 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced record operating results for both its fiscal 2015 fourth quarter and fiscal year ended June 25, 2015. Net income for the fourth quarter of fiscal 2015 was $8.5 million, or $0.75 per share diluted, compared to net income of $6.6 million, or $0.59 per share diluted, for the fourth quarter of fiscal 2014. Net income for fiscal 2015 increased by 11.5% to $29.3 million compared to net income of $26.3 million for fiscal 2014. Diluted earnings per share for fiscal 2015 increased by 10.6% to $2.61 compared to $2.36 for fiscal 2014.

Fiscal 2015 fourth quarter net sales increased by 9.3% to $221.4 million from net sales of $202.5 million for the fourth quarter of fiscal 2014 primarily due to higher selling prices driven by increased commodity acquisition costs. Sales volume, which is defined as pounds sold to customers, was relatively unchanged in the quarterly comparison. Sales volume increased in all distribution channels except the consumer channel, which decreased by approximately 5.0% in the quarterly comparison. Sales volume increased for all major product types except for mixed nuts, peanuts and trail mixes. The decrease in sales volume in the consumer channel resulted primarily from lower sales of private brand snack nuts and trail mixes due to lost business with a customer that elected to self-manufacture these products and decreased promotional activity at an existing private brand customer. The decrease in sales volume of these private brand products was offset by significant increased sales volume of our branded products, including sales volume increases for Fisher recipe nuts, Orchard Valley Harvest produce products and new sales from the launch of the Fisher Nut Exactly snack bite product line. Sales volume in the contract packaging channel increased by 12.2% primarily due to increased sales with existing customers. Sales volume in the commercial ingredients channel increased by 4.2% mainly due to increased sales of almond and cashew products to an existing customer. Sales volume increased by 21.5% in the export channel primarily due to increased sales of bulk pecans and peanuts.

Fiscal 2015 net sales increased by 14.0% to $887.2 million from $778.6 million for fiscal 2014 due to higher selling prices resulting from increased commodity acquisition costs and a 5.4% increase in sales volume. Sales volume increased in the consumer channel by 7.9% and in the contract packaging channel by 8.0%. Sales volume was relatively unchanged in the commercial ingredients channel and declined by 4.6% in the export channel. Sales volume increased for all major product types except walnuts and pecans. The increase in sales volume in the consumer channel resulted primarily from increased sales of private brand snack nuts and trail mixes with existing customers. Increases in sales of Fisher recipe and snack nuts and Orchard Valley Harvest produce products also contributed to the increase in sales volume for the consumer channel. As was the case in the quarterly comparison, the increase in sales volume with existing customers in the contract packaging channel also contributed to the increase in sales volume in the annual comparison. In the commercial ingredients channel, increases in sales volume of almond and peanut products to existing customers were offset by a decline in sales volume of bulk pecans due to a smaller pecan crop and lower sales volume for walnuts and macadamia nuts due to lost business. The decline in sales volume for both the export channel and for walnuts was due to a significantly lower supply of bulk inshell walnuts available for the export market.

Gross profit increased 1.8% to $34.3 million in the fourth quarter of fiscal 2015 from $33.7 million in the fourth quarter of fiscal 2014. Gross profit margin decreased to 15.5% of net sales in the fourth quarter of fiscal 2015 from 16.7% for the fourth quarter of fiscal 2014. The increase in gross profit resulted primarily from improved alignment of selling prices and commodity acquisition costs. The decline in gross profit margin was primarily due to higher acquisition costs for pecans and almonds, combined with an increase in manufacturing expenses mainly in employee related costs and repair and maintenance expenses.

Gross profit increased 7.5% to $132.1 million in fiscal 2015 from $122.9 million in fiscal 2014. Our gross profit margin decreased to 14.9% of net sales for fiscal 2015 from 15.8% for fiscal 2014. The increase in gross profit resulted primarily from increased sales volume. Gross profit margin declined for the same reasons cited in the quarterly comparison.

Total operating expenses for the fourth quarter of fiscal 2015 were 9.3% of net sales compared to 10.7% of net sales for the fourth quarter of fiscal 2014. The decline in total operating expenses, as a percentage of net sales, was mainly attributable to a higher level of net sales. The decline in total operating expenses in the quarterly comparison was mainly due to lower shipping and advertising expenses.

Total operating expenses for fiscal 2015 were 9.0% of net sales compared to 9.7% of net sales for fiscal 2014. The decline in total operating expenses, as a percentage of net sales, was again mainly attributable to a higher level of net sales. The increase in total operating expenses in the annual comparison was mainly due to increases in employee related costs and advertising expenses. Total operating expenses in fiscal 2014 included a $1.6 million gain on the sale of an Elgin, Illinois site that was formerly owned by the Company.

Interest expense of $1.1 million for the fourth quarter of fiscal 2015 was relatively unchanged from interest expense for the fourth quarter of fiscal 2014. Interest expense declined to $4.0 million for fiscal 2015 from $4.4 million for fiscal 2014. The decline in interest expense in the annual comparison was primarily attributable to lower interest rates for the short-term borrowing facility. Net rental and miscellaneous expense declined by $0.8 million in the quarterly comparison because last year’s fourth quarter included expenses associated with the repairs to the exterior of the office building located on our Elgin, Illinois campus. That repair project was completed in the first half of fiscal 2015.

The value of total inventories on hand at the end of fiscal 2015 increased by $15.2 million or 8.3% when compared to the value of total inventories on hand at the end of fiscal 2014. The increase in total inventory value was primarily attributable to increased costs and quantities of finished goods and work-in-process inventories. The increase in the costs of these inventory items were primarily attributable to increased acquisition costs for pecans, almonds and cashews. The increase in quantities of finished goods and work-in-process inventories was a result of building pecan inventories in preparation for production line upgrades that were implemented near the end of fiscal 2015. The weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of fiscal 2015 increased by 36.5% compared to the weighted average cost of input stocks at the end of fiscal 2014. The increase in the weighted average cost of input stocks was driven mainly by a large decline in the quantity of lower cost peanut input stocks and higher acquisition costs for pecans, almonds and cashews.

“As was the case in this year’s third quarter, our net income for the current fourth quarter exceeded last year’s record fourth quarter net income by a wide margin due in part to increased sales of our branded products,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “Fisher recipe nuts and Orchard Valley Harvest produce products contributed to the record results as both brands had a strong quarter with sales volume increases of 15.8% and 18.6%, respectively. The increase in sales volume for Fisher recipe nuts resulted from adding larger package sizes to our product offerings, and the increase in sales volume for Orchard Valley Harvest produce products was primarily attributable to distribution gains with new customers. In the quarterly comparison, both brands also performed well at retail with Fisher recipe nut volume up 0.9% while the recipe nut category was down 8.6%, and Orchard Valley Harvest produce products were up 13.4% while the produce nut category was down 5.3%, according to IRI data,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “Our sales volume for Fisher snack nuts fell by 4.2% in the quarterly comparison. At retail, Fisher snack nut volume increased by 5.6% while the snack nut category was up by only 0.8% in the quarterly comparison according to IRI data,” Mr. Sanfilippo noted. “We also had a very successful launch of the Fisher Nut Exactly snack bite product line during the current fourth quarter, and these Fisher products now can be found in nearly 5,000 stores. Given the success of the initial launch, we believe that there will be many opportunities to increase distribution for Fisher Nut Exactly,” concluded Mr. Sanfilippo.

The Company will host an investor conference call and webcast on Friday, August 21, 2015, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 888-713-4211 from the U.S. or 617-213-4864 internationally and enter the participant passcode of 11065103. This call is being webcast by NASDAQ/OMX and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses due to significant disruptions at any of our production or processing facilities; (xvii) the inability to implement our Strategic Plan or realize efficiency measures, including controlling medical and personnel costs; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; (xx) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xxi) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley HarvestTM, Fisher® Nut Exactly® and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	June 25, 2015	June 26, 2014	June 25, 2015	June 26, 2014
Net sales	$221,439	$202,520	$887,245	$778,622
Cost of sales	187,094	168,771	755,189	655,757

Gross profit	34,345	33,749	132,056	122,865

Operating expenses:
Selling expenses	11,748	12,920	49,646	48,258
Administrative expenses	8,906	8,693	30,531	29,252
Gain on sale of assets held for sale, net	—	—	—	(1,641)

Total operating expenses	20,654	21,613	80,177	75,869

Income from operations	13,691	12,136	51,879	46,996

Other expense:
Interest expense	1,071	1,129	3,966	4,354
Rental and miscellaneous expense, net	219	1,033	3,049	2,810

Total other expense, net	1,290	2,162	7,015	7,164

Income before income taxes	12,401	9,974	44,864	39,832
Income tax expense	3,932	3,367	15,559	13,545

Net income	$8,469	$6,607	$29,305	$26,287

Basic earnings per common share	$0.76	$0.60	$2.63	$2.38

Diluted earnings per common share	$0.75	$0.59	$2.61	$2.36

Cash dividends declared per share	$—	$—	$1.50	$1.50

Weighted average shares outstanding
— Basic	11,190,852	11,082,460	11,150,658	11,033,310

— Diluted	11,298,721	11,179,914	11,248,259	11,132,347

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	June 25, 2015	June 26, 2014
ASSETS
CURRENT ASSETS:
Cash	$1,946	$1,884
Accounts receivable, net	75,635	55,800
Inventories	197,997	182,830
Deferred income taxes	4,264	3,484
Prepaid expenses and other current assets	4,468	5,376

	284,310	249,374

PROPERTIES, NET:	131,033	130,454

OTHER ASSETS:
Intangibles, net	3,079	5,246
Deferred income taxes	3,181	726
Other	10,332	8,811

	16,592	14,783

	$431,935	$394,611

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$61,153	$40,542
Current maturities of long-term debt	3,376	3,349
Accounts payable	45,722	44,907
Book overdraft	1,037	2,414
Accrued expenses	22,817	21,019

	134,105	112,231

LONG-TERM LIABILITIES:
Long-term debt	32,290	35,666
Retirement plan	17,885	14,372
Other	6,377	5,515

	56,552	55,553

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26
Common Stock	86	85
Capital in excess of par value	111,540	108,305
Retained earnings	135,664	123,118
Accumulated other comprehensive loss	(4,834)	(3,503)
Treasury stock	(1,204)	(1,204)

	241,278	226,827

	$431,935	$394,611